Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TAILORED BRANDS, INC.

The undersigned natural person of the age of eighteen years or more, acting as organizer of a for-profit corporation under the Texas Business Organizations Code, hereby adopts the following Certificate of Formation for such corporation:

ARTICLE ONE

The name of the corporation is “Tailored Brands, Inc.”

ARTICLE TWO

The period of duration of the corporation is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is to transact any or all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code.

ARTICLE FOUR

The total number of shares of all classes of stock that the corporation shall be authorized to issue is 102,000,000, comprising 2,000,000 shares of preferred stock, of the par value of $.01 per share (“Preferred Stock”), and 100,000,000 shares of common stock, of the par value of $.01 per share (“Common Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as follows:

A.            PREFERRED STOCK

The Preferred Stock may be divided into and issued in one or more series.  The Board of Directors is hereby vested with authority from time to time to establish and designate such series, and within the limitations prescribed by law or set forth herein, to fix and determine the relative rights and preferences of the shares of any series so established, but all shares of Preferred Stock shall be identical except as to the following relative rights and preferences as to which there may be variations between different series: (a) the rate of dividend; (b) whether shares may be redeemed and, if so, the price at and the terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of liquidation, involuntary or voluntary; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions upon which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (f) voting rights.

The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

B.            COMMON STOCK

1.              Dividends.  Subject to all the rights of the Preferred Stock or any series thereof, and on the conditions set forth in Part A of this ARTICLE FOUR or in any resolution of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

2.              Voting Rights.  Each holder of Common Stock shall be entitled to one vote for each share held.

C.            PROVISIONS APPLICABLE TO ALL CLASSES

1.              Preemptive Rights.  No holder of securities of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the corporation now or hereafter authorized to be issued, or securities held in the treasury of the corporation, whether issued or sold for cash or other consideration or as a share dividend or otherwise.  Any such securities may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

2.              Cumulative Voting.  No holder of securities of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

ARTICLE FIVE

The initial registered agent of the corporation is an organization by the name of Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company. The business address of the registered agent and the registered office address is 211 E. 7th Street, Suite 620, Austin, TX 78701-3218.

ARTICLE SIX

The directors of the corporation need not be residents of the State of Texas or shareholders of the corporation.  The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successors are elected and qualified, are:

Name	Address

A. Alexander Rhodes	6100 Stevenson Blvd. Fremont, California 94538

Laura Ann Smith	6380 Rogerdale Road Houston, Texas 77072

ARTICLE SEVEN

The name and address of the organizer is:

Name	Address

Laura Ann Smith	6380 Rogerdale Road Houston, Texas 77072

ARTICLE EIGHT

A.            No director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this ARTICLE EIGHT shall not authorize the elimination or limitation of liability of a director of the corporation to the extent the director is found liable for: (i) a breach of such director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

B.            If the Texas Business Organizations Code or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors of the corporation, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the Texas Business Organizations Code and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the corporation provided by the foregoing provisions of this ARTICLE EIGHT.

C.            Any repeal of or amendment to this ARTICLE EIGHT shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment.

EXECUTION

The undersigned affirms that the person designated as the registered agent has consented to the appointment.  The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute this filing instrument.

IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of October, 2015.

/s/ LAURA ANN SMITH
Laura Ann Smith